Exhibit 4.63

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) entered into upon the date set forth on the signature page hereto (the “Effective Date”), is made by and between Brera Holdings PLC n/k/a Solmate (the “Company” or “Solmate”) with an address at Connaught House, 5th Floor One Burlington Road Dublin 4 D04 C5Y6 Ireland and Daniel J. McClory, (the “Consultant”).

1.	Services. The Company hereby engages the Consultant, and the Consultant hereby agrees to provide specialized consulting services, including: (a) providing strategic advice and consultation to the Company’s executive team on strategic and capital markets matters related to the Solmate business going forward, and not the legacy sports businesses; and (b) service as Chairman on the Company’s Capital Markets Advisory Board (the “Services”), during the Term (as defined below), upon the terms and conditions set forth herein. The Company and Consultant understand and agree that this Agreement is not assignable without the other party’s prior written consent.

2.	Term of Agreement. The term of this Agreement shall be for a period commencing on the Effective Date and concluding on the second (2nd) anniversary thereof, unless either party terminates this Agreement upon thirty (30) days prior written notice to the other party (the “Term”). If Consultant’s service is terminated for any reason, the Company shall have no further obligation to make any payments to Consultant hereunder except for payments that had accrued and earned under the terms of Section 3 but had not been paid prior to the date of termination.

3.	Consulting Fees. In connection with this Agreement and the performance of the Services, Consultant shall be entitled to receive, subject to approval of the Company’s Board of Directors, a grant of restricted stock units (“RSU Grants”) with respect to a number of Class B Ordinary Shares of the Company equal to $200,000 divided by the average closing price per share of the Class B Ordinary Shares on the five trading days preceding the date of this Agreement, which award shall vest in eight equal quarterly installments, such that the award shall become fully vested upon the second anniversary of the date hereof, subject to Consultant’s continuous provision of services to the Company through such time. In the event this Agreement is terminated prior to expiration of the Term, all RSU Grants previously vested shall remain the property of Consultant without any claim for reimbursement by the Company. Company shall reimburse Consultant for reasonable business expenses incurred in connection with the performance of the Services, provided however that such expenses must be approved in advance and in writing by the Company.

4.	Duties. Consultant shall render the Services conscientiously and devote his best efforts and abilities thereto, and shall perform the Services at such times and locations as are reasonably convenient to Consultant and the Company. Consultant shall observe all applicable policies and directives promulgated from time to time by the Company for independent contractors.

5.	Independent Contractor. It is expressly agreed that Consultant is acting solely as an independent contractor in providing the Services hereunder. Neither party to this Agreement has any authority to bind or commit the other without that party’s prior written consent nor will either party’s acts or omissions be deemed the acts of the other. Consultant shall not be eligible for any contributions or benefits that might be expected in an employer-employee relationship and Consultant expressly waives any right to such participation or coverage. Except to the extent required by law, the Company shall not withhold taxes from any payments made to Consultant. Consultant will be solely responsible for any and all taxes assessed on payments by the Company to Consultant.

6.	Company Property. It is expressly understood that all files, customer data, lists of names, contracts, digital assets, vendor information, financial data, all invoices (whether or not due and payable), and all other information and items which have come into Consultant’s possession (including those provided to Consultant by the Company or any of its subsidiaries or any of their respective customers, prospective customers, suppliers and vendors) or been created by Consultant in connection with the performance of the Services (“Company Property”), shall be immediately delivered to the Company by Consultant upon expiration of the Term or earlier termination of this Agreement, regardless of the reason, and the Consultant also agrees not to retain any memoranda or copy of Company Property. All Company Property, including items developed or generated by Consultant, belongs exclusively to the Company. All Company Property that is developed or generated by Consultant in connection with the performance of the Services will be deemed “work for hire” and belong solely to the Company from conception. To the extent such Company Property is found not to be a work for hire, Consultant irrevocably assigns to the Company all of his right, title and interest to that Company Property.

7.	Representations and Warranties of Consultant. Consultant hereby represents and warrants that: (a) Consultant has the requisite power and authority to execute and perform this Agreement; (b) this Agreement constitutes the valid and binding obligation of Consultant enforceable against Consultant according to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and as limited by general principles of equity that restrict the availability of equitable remedies; (c) Consultant’s execution, delivery and performance of this Agreement do not and will not violate the terms of any existing agreement or understanding to which Consultant is or becomes a party or by which Consultant is or becomes bound or any judgment, order or decree to which Consultant is subject; (d) Consultant is not, and will not become, subject to any restrictions that would otherwise prohibit Consultant from performing the Services or which would enable another person or entity to claim any rights in or to data or information developed by Consultant, if any, (whether developed alone or with others) pursuant to this Agreement; and (e) Consultant will comply with all applicable laws in performing Consultant’s obligations hereunder.

8.	Confidentiality. The Consultant acknowledges that, in the course of providing the Services, the Consultant will be exposed to confidential and proprietary information of the Company, including financial data, business strategies, transaction details, trade secrets, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding actual or prospective client and investor lists, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, customer, client, and supplier lists and information, product development, and project procedures (“Confidential Company Information”). The Consultant agrees to keep all Confidential Company Information strictly confidential and will not disclose Confidential Company Information to any third party without the prior written consent of the Company. Confidential Company Information does not include (a) general skills, experience, or information that is generally available to the public, other than information that has become generally available as a result of Consultant’s direct or indirect act or omission, or (b) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by any other regulatory organization having authority pursuant to law; provided, however, that Consultant shall have first given prompt written notice to the Company to afford it a reasonable opportunity to obtain a protective order requiring that the Confidential Company Information not be disclosed and, in the event such protective order is not obtained, Consultant shall disclose only that portion of the Confidential Company Information that Consultant is legally obligated to disclose. With respect to Confidential Company Information:

a.	Consultant will use Confidential Company Information only in the performance of the Services for the Company. Consultant will not use Confidential Company Information at any time for its own personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company or its clients;

b.	Consultant will not disclose Confidential Company Information at any time (during or after Consultant’s engagement by the Company) except to authorized Company personnel, unless the Company consents in advance in writing or unless the Confidential Company Information indisputably becomes of public knowledge or enters the public domain (other than through Consultant’s direct or indirect act or omission);

c.	Consultant will safeguard the Confidential Company Information by all reasonable steps and abide by all policies and procedures of the Company in effect from time to time regarding storage, copying, destruction, and handling of documents;

d.	Consultant acknowledges that the Company may be required to sign non-disclosure or confidentiality agreements with clients, prospective clients, and other third parties in which the Company agrees that its employees and agents will not disclose Confidential Company Information of such clients, prospective clients, or other third parties. By executing this Agreement, Consultant acknowledges and agrees that the Company may rely, and will rely, on this Agreement for purposes of entering into such other agreements. Further, Consultant will execute and abide by all confidentiality agreements reasonably requested by the Company’s clients, prospective clients, and other third parties;

e.	Consultant will return all materials containing and/or relating to Confidential Company Information, together with all other property of the Company and its clients to the Company when Consultant’s consulting relationship with the Company terminates or otherwise on demand and, at that time Consultant will certify to the Company, in writing, that Consultant has complied with this Agreement. Consultant will not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company and its clients; and

f.	Consultant acknowledges that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he (a) makes such disclosure in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

9.	Securities Trading. Consultant hereby acknowledges that Consultant is aware (i) that the United States securities laws prohibit any person who has material, nonpublic information concerning the matters that are the subject of this Agreement from purchasing or selling securities of the Company or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell securities of the Company and (ii) of the rules and regulations of the Securities Exchange Act of 1934, as amended to the extent they relate to the matters referred to in this paragraph. Consultant agrees not to transact in the Company’s securities for so long as Consultant is in possession of material, nonpublic information concerning the Company as required under United States securities laws.

10.	Intellectual Property Rights. To the fullest extent permissible under applicable law, all material, documentation, deliverables, and other tangible expressions of information including but not limited to, software programs and software documentation, designs, technical data, formulae, and processes, whether in final production or draft, which result from any work performed by Consultant, providing the Services under this Agreement, or any extension or renewal thereof, shall be deemed to belong to the Company, and all rights, title, and interest, including any copyright, patent rights, and all other intellectual property rights, shall belong exclusively to the Company (the “Work Product”). Without limiting the foregoing, the Company shall have all right, title, and interest in the Work Product, including the exclusive right to obtain and hold in its own name copyrights, registrations, and other appropriate statutory protections and Consultant shall not have or receive any rights of any kind therein. Consultant agrees to cooperate with the Company (at the Company’s expense) to obtain any further assignments, copyrights, patents, and such other statutory protections as may be available under law.

11.	Obligations to Others. Consultant represents and warrants that Consultant does not have any agreement with, or duty to, any previous employer or other person or entity that would prevent, limit, or inhibit Consultant from performing the Services under this Agreement. Consultant agrees not to use any proprietary or confidential information belonging to any other person or entity in performing the Services or disclose any proprietary or confidential information belonging to any other person or entity to the Company or its clients.

12.	Time Commitment; Service to Other Clients. Nothing herein shall restrict Consultant from performing services to other clients and it is acknowledged and agreed that in Consultant’s capacity as an independent contractor, Consultant has other clients for whom Consultant will work.

13.	Non-Disparagement. Consultant agrees that during the Term and all times thereafter, Consultant shall not disparage the reputation of the Company, its products or services, or any of its officers, directors, employees, or representatives.

14.	Waiver. The failure of either of the parties to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

15.	Capacity of Parties. Each party hereby represents and warrants to the other party that: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform its obligations hereunder, (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or otherwise bound and (c) this Agreement is valid and binding obligation, enforceable against him or it in accordance with its terms.

16.	Indemnification. Each Party hereby agrees to indemnify and hold the other Party harmless from any and all liability, loss, damage or expense, including legal fees, which may be suffered or incurred as a result of claims, demands, actions, costs, or judgments against the Party arising out of the other Party’s performance of the Services pursuant to this Agreement, including, without limitation, any actions or omissions.

17.	Corporate Opportunities. During the Term, Consultant shall submit to the Company all business, commercial, and investment opportunities or offers involving the Company and its new digital assets and infrastructure business now known as Solmate, and excluding the legacy sports business of the Company, which are made known to Consultant (collectively, “Corporate Opportunities”). During the Term, unless approved or waived by the Board of Directors (or CEO) of the Company, Consultant shall not accept or pursue, directly or indirectly, any Corporate Opportunities for Consultant’s personal gain. In the event Consultant submits a business, commercial, or investment opportunity or offer involving the Company, that is ultimately consummated by the Company (a “Consummated Opportunity”), then the Company shall pay a success fee to Consultant, calculated as follows: five percent (5%) of the aggregate consideration of the transaction referred, (the “Success Fee”) with “Aggregate Consideration” defined as the transaction consideration including, but not limited to, (a) the value of the Consummated Opportunity, including consideration whether in cash, stock or in-kind, received by and/or paid by the Company, (b) the total amount of securities issued, indebtedness for borrowed funds, capitalized lease obligations and non-trade liabilities of the Company that are either assumed by the acquirer, redeemed or otherwise satisfied in connection with the Consummated Opportunity, or which remain outstanding after the Consummated Opportunity is consummated; (c) the fair market value of any assets excluded from the Consummated Opportunity (d) the fair market value of any ownership interests which are retained by the Company’s shareholders or which remain outstanding after the Consummated Opportunity is consummated; and (e) the amount of any contingent payments, including, without limitation, earn-outs and future royalties payable in connection with the Consummated Opportunity. Notwithstanding the foregoing, the Parties agree that when a Corporate Opportunity is introduced by Consultant, the Company shall confirm, in writing, that it is a Corporate Opportunity for which Consultant is entitled to a Success Fee pursuant to this Section 17, within ten (10) days of the Company being introduced to the Corporate Opportunity, and enter into a fully-executed term sheet, letter of intent and memorandum of understanding (collectively, a “Commitment”) within thirty (30) days of the Company being introduced to the Corporate Opportunity, and if the Company fails to delivery said written confirmation or enter into a Commitment, then Consultant is free to pursue the Corporate Opportunity without the Company’s involvement and without being deemed in breach Consultant’s obligations set forth in this Section 17. All Success Fees shall be paid to Consultant at the closing of the Consummated Opportunity.

18.	Assignment. Consultant shall not voluntarily or by operation of law assign his obligations under this Agreement without the prior written consent of the Company. Any attempted assignment or transfer by Consultant of his/her/its obligations without such consent shall be wholly void.

19.	Notice. Any notice required or permitted to be given hereunder shall be sufficient only if in writing sent to the address for such party as is set forth in the caption of this Agreement.

20.	Governing Law; Jurisdiction. Any and all actions or controversies arising out of this Agreement, including, without limitation, tort and contract claims, shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the choice of law principles thereof. The parties agree to the exclusive forum of the courts of Delaware with regard to any dispute regarding this Agreement, Consultant’s performance or failure to perform the Services hereunder, or any other matter. The parties hereby knowingly, voluntarily and irrevocably waive any right to trial by jury of any issue, claim or dispute arising from or in any way relating to this Agreement and the relationship and dealings of the parties with respect to this Agreement.

21.	Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of the Term and/or this Agreement to the extent necessary to the intended preservation of such rights and obligations.

22.	Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all agreements and understandings (whether oral or written) between the parties concerning the subject matter hereof. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

23.	Binding Agreement. This Agreement shall inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon the Company and its successors and assigns.

24.	Severability. If any term or provision of this Agreement shall be found to be illegal or otherwise unenforceable, the same shall not invalidate the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary by the adjudication to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest extent permissible the intent and agreements of the parties set forth in this Agreement.

25.	Counterparts. This Agreement may be signed in counterparts, by facsimile and electronic signatures, and by signatures delivered electronically, each of which will be deemed an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of January 19, 2026.

BRERA HOLDINGS PLC:

By:	/s/ Marco Santori
Name:	Marco Santori
Title:	Chief Executive Officer

CONSULTANT:

By:	/s/ Daniel J. McClory
Name:	Daniel J. McClory